Anthony E. Lombardo

November 1, 2023

Board of Directors
Mountain Top Properties, Inc.

Gentlemen:

I hereby resign the office CEO of Mountain Top Properties, Inc. (the "Company"). I retain the positions of CFO, Secretary and Director.

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

Anthony E. Lombardo